UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
(Amendment No.__)

Check the appropriate box:

[X]    Preliminary Information Statement

[  ]     Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[  ]     Definitive Information Statement

PARK HILL CAPITAL I CORP.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[   ]  Fee computed on table below per Exchange Act Rules 14c-5(g)

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[  ]   Fee paid previously with preliminary materials.

[  ]   Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule, or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PARK HILL CAPITAL I CORP.
1 Place Ville-Marie, Suite 2821
Montreal, Qc
H3B 4R4

______________ ___, 2006

Dear Shareholders:

The enclosed Information Statement is being furnished to the holders of record of shares of the common stock (the “Common Stock”) of Park Hill Capital I Corp., a Nevada corporation (the “Company”), as of the close of business on the record date, April 3, 2006. The purpose of the Information Statement is to notify our shareholders that on April 3, 2006, the Company received a written consent in lieu of a meeting of stockholders (the “Written Consent”) from the holders of 1,756,000 (representing 54.7%) of the issued and outstanding shares of our Common Stock. The Written Consent adopted the following resolutions, which authorized the Company to take the actions therein:

1.   To amend the Company’s Articles of Incorporation for the purpose of increasing the number of authorized shares of common stock from 25,000,000 shares, par value $0.001 per share, to 100,000,000 shares, par value $0.001 per share;

2.   To amend the Company’s Articles of Incorporation for the purpose of authorizing 100,000,000 shares of a new class of undesignated preferred stock (the “Preferred Stock”), which would allow the Board of Directors of the Company to issue, without further shareholder action, one or more series of Preferred Stock; and

3.   To grant discretionary authority to our board of directors to implement a forward stock split of our common stock on the basis of up to one-hundred (100) post-consolidation shares for each pre-consolidation share to occur at some time within 12 months of the date of the Written Consent, with the exact time of the forward split to be determined by the board of directors.

You are urged to read the Information Statement in its entirety for a description of the actions taken by the majority stockholders of the Company. The resolutions will become effective twenty calendar days after this Information Statement is first mailed to our stockholders. The amendments to the Company’s Articles of Incorporation authorized by the first and second resolutions above will be effectuated by the filing with the Nevada Secretary of State of an Articles of Amendment in the form annexed as Annex I to the Information Statement approximately twenty calendar days after this Information Statement is first mailed to our stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. The enclosed Information Statement is being furnished to you to inform you that the foregoing actions have been approved by the holders of at least a majority of the outstanding shares of all voting stock of the Company. Because shareholders holding at least a majority of the voting rights of our outstanding common stock have voted in favor of the foregoing actions, and have sufficient voting power to approve such actions through their ownership of common stock, no other shareholder consents will be solicited in connection with the transactions described in this Information Statement. The Board is not soliciting your proxy in connection with the adoption of these resolutions and proxies are not requested from stockholders.

This Information Statement is being mailed on or about _______, 2006 to stockholders of record on April 3, 2006.

Sincerely,

_____________________
Francis Mailhot
Director, President, and Chief Executive Officer

PARK HILL CAPITAL I CORP.
1 Place Ville-Marie, Suite 2821
Montreal, Qc
H3B 4R4
_____________________

INFORMATION STATEMENT
PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934
AND RULE 14C-2 THEREUNDER
_____________________________________

NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS IS REQUIRED IN
CONNECTION WITH THIS INFORMATION STATEMENT.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being furnished to the holders of record of shares of the common stock (the “Common Stock”) of Park Hill Capital I Corp., a Nevada corporation (the “Company”), as of the close of business on the record date, April 3, 2006. The purpose of the Information Statement is to notify our stockholders that on April 3, 2006, the Company received a written consent in lieu of a meeting of stockholders (the “Written Consent”) from the holders of 1,756,000 (representing 54.7%) of the issued and outstanding shares of our Common Stock. The Written Consent adopted the following resolutions, which authorized the Company to take the actions therein:

1.   To amend the Company’s Articles of Incorporation for the purpose of increasing the number of authorized shares of common stock from 25,000,000 shares, par value $0.001 per share, to 100,000,000 shares, par value $0.001 per share;

2.   To amend the Company’s Articles of Incorporation for the purpose of authorizing 100,000,000 shares of a new class of undesignated preferred stock (the “Preferred Stock”), which would allow the Board of Directors of the Company to issue, without further shareholder action, one or more series of Preferred Stock; and

3.   To grant discretionary authority to our board of directors to implement a forward stock split of our common stock on the basis of up to one-hundred (100) post-consolidation shares for each pre-consolidation share to occur at some time within 12 months of the date of the Written Consent, with the exact time of the forward split to be determined by the board of directors.

The resolutions will become effective twenty calendar days after this Information Statement is first mailed to our stockholders. The amendments to the Company’s Articles of Incorporation authorized in the first and second resolutions above will be effectuated by the filing with the Nevada Secretary of State of an Articles of Amendment in the form annexed as Annex I to this Information Statement (the “Articles of Amendment”). The Articles of Amendment will be filed approximately twenty calendar days after this Information Statement is first mailed to our stockholders.

Because shareholders holding at least a majority of the voting rights of our outstanding common stock have voted in favor of the foregoing resolutions, and have sufficient voting power to approve such actions through their ownership of common stock, no other shareholder consents will be solicited in connection with the transactions described in this Information Statement. The Board is not soliciting proxies in connection with the adoption of these resolutions and proxies are not requested from stockholders.

In accordance with our bylaws, our board of directors has fixed the close of business on April 3, 2006 as the record date for determining the stockholders entitled to notice of the above noted actions. This Information Statement is being mailed on or about _______, 2006 to stockholders of record on the record date.

DISTRIBUTION AND COSTS

We will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. In addition, we will only deliver one information statement to multiple security holders sharing an address, unless we have received contrary instructions from one or more of the security holders. Also, we will promptly deliver a separate copy of this information statement and future stockholder communication documents to any security holder at a shared address to which a single copy of this information statement was delivered, or deliver a single copy of this information statement and future stockholder communication documents to any security holder or holders sharing an address to which multiple copies are now delivered, upon written request to us at our address noted above.

Security holders may also address future requests regarding delivery of information statements by contacting us at the address noted above.

VOTE REQUIRED; MANNER OF APPROVAL

Approval to amend the current Articles of Incorporation of the Company under the Nevada Revised Statutes (“NRS”) Section 78.390 requires the affirmative vote of the holders of a majority of the voting power of the Company. Accordingly, the holders of a majority of the voting power of the Company must approve the increase in the number of authorized shares of common stock (Resolution #1), the creation of a new class of preferred stock (Resolution #2), and the grant of discretionary authority to our board of directors for the implementation of a forward split (Resolution #3).

In addition, NRS 78.320 provides, in substance, that shareholders may take action without a meeting of the shareholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of the outstanding voting shares holding not less than the minimum number of votes that would be necessary to approve such action at a shareholders meeting. This action is effective when written consents from holders of record of a majority of the outstanding shares of voting stock are executed and delivered to the Company.

The Company has no class of voting stock outstanding other than the Common Stock. There are currently 3,206,000 shares of Common Stock outstanding, and each share of Common Stock is entitled to one vote. Accordingly, the vote or written consent of the shareholders holding at least 1,603,001 shares of the Common Stock issued and outstanding is necessary to approve the filing of the Certificate of Amendment. In accordance with our bylaws, our board of directors has fixed the close of business on April 3, 2006 as the record date for determining the shareholders entitled to vote or give written consent.

On April 3 2006, the shareholders holding 1,756,000 (representing 54.7%) of the issued and outstanding shares of Common Stock executed and delivered to the Company the Written Consent. Accordingly, in compliance with the NRS, at least a majority of the outstanding shares has approved the increase in the number of authorized shares of common stock (Resolution #1), the creation of a new class of preferred stock (Resolution #2), and the grant of discretionary authority to our board of directors for the implementation of a forward split (Resolution #3). As a result, no vote or proxy is required by the stockholders to approve the adoption of the foregoing resolutions.

Under Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Act”), the Articles of Amendment may not be filed with the Nevada Secretary of State until twenty calendar days after this Information Statement is first mailed to our stockholders. As mentioned earlier, the Articles of Amendment will become effective upon its filing with the Secretary of State of the State of Nevada, which is anticipated to be on or about ________, 2006, twenty days after the mailing of this Information Statement.

PURPOSES AND EFFECT OF THE CHANGES

A.   Resolution #1: Increase in Shares of Authorized Common Stock

As of the record date, the authorized capital of the Company consisted of 25,000,000 shares of Common Stock, $0.001 par value per share. 3,206,000 shares of Common Stock were issued outstanding. The filing of the Articles of Amendment with the Nevada Secretary of State will increase the number of authorized shares of common stock to 100,000,000 shares, par value $0.001 per share. The number of issued and outstanding shares of Common Stock will not be affected by such action.

The Board believes that it is in the Company’s best interests to increase the number of authorized shares of Common Stock in order to provide the Company with the flexibility to issue Common Stock without further action by the Company's stockholders (unless required by law or regulation) for various corporate purposes that the Board may deem advisable. These purposes may include, among other things, the sale of shares to obtain additional capital funds, the purchase of property, the use of additional shares for various equity compensation and other employee benefit plans of the Company or of acquired companies, the acquisition of other companies, and other bona fide purposes.

The additional shares of Common Stock for which authorization is sought would be a part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the currently outstanding shares of Common Stock. Current stockholders do not have preemptive rights under the Company’s Certificate of Incorporation, and will not have such rights with respect to these additional authorized shares of Common Stock. When the Board elects to issue additional shares of Common Stock, such issuance will have a dilutive effect on the voting power and percentage ownership of the Company, and an adverse effect on the market price of the common stock and the continuation of the current management of the Company. The Board believes that the issuance of additional shares to raise capital outweighs any of the disadvantages associated with the increase in the authorized shares of Common Stock.

B.   Resolution #2: Authorization of a New Class of Preferred Stock

It is not possible to state the effects of the authorization of a new class of Preferred Stock upon the rights of the holders of Common Stock until the Board determines the respective rights of the holders of one or more series of Preferred Stock. The effects of such issuance could include, however, (i) reductions of the amount otherwise available for payment of dividends on Common Stock; (ii) restrictions on dividends on Common Stock; (iii) dilution of the voting power of Common Stock; and (iv) restrictions on the rights of holders of Common Stock to share in the Company's assets on liquidation until satisfaction of any liquidation preference granted to the holders of such subsequently designated series of preferred stock.

The authorization of the new class of Preferred Stock will give the Company increased financial flexibility as it will allow shares of Preferred Stock to be available for issuance from time to time as determined by the Board of Directors for any proper corporate purpose. Such purpose could include, without limitation, issuance for cash as a means of obtaining capital for use by the Company, or issuance as part or all of the consideration required to be paid by the Company for acquisitions of other businesses or properties.

Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. The ability of our Board of Directors to issue such additional shares of preferred stock, with rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of the Company by tender offer or other means. Such issuances could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price for their shares in a tender offer or the temporary increase in market price that such an attempt could cause. Moreover, the issuance of such additional shares of Preferred Stock to persons friendly to the Board could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to stockholders generally. At the present time, the Company is not aware of any contemplated mergers, tender offers or other plans by a third party to attempt to effect a change in control of the Company. While the amendment may have anti-takeover ramifications, the Board of Directors believes that financial flexibility offered by the amendment outweighs any disadvantages.

C.	Resolution #3: Grant of Discretionary Authority to the Board of Directors to Implement an up to One-Hundred for One Forward Stock Split

The Written Consent gives discretionary authority to our Board of Directors to implement a forward split for the purpose of lowering the market price of our common stock. The forward split exchange ratio that the directors approved and deemed advisable is up to one-hundred post-consolidation shares for each one pre-consolidation share, with the forward split to occur within twelve months of the date of the Written Consent, the exact time of the forward split to be determined by the Board in its discretion. Approval of this resolution gives the Board authority to implement the forward split on the basis of up to one-hundred post-consolidation shares for each one pre-consolidation share at any time it determined within twelve months of the date of the Written Consent. In addition, approval of this proposal also gives the Board of Directors authority to decline to implement a forward split.

Our directors believe that shareholder approval of a range for the exchange ratio of the forward split (as contrasted with approval of a specified ratio of the split) provides the Board of directors with maximum flexibility to achieve the purposes of a stock split, and, therefore, is in the best interests of our shareholders. The actual ratio for implementation of the forward split would be determined by our Board of Directors based upon its evaluation as to what ratio of post-consolidation shares to pre-consolidation shares would be most advantageous to us and our shareholders.

Our directors also believe that shareholder approval of a twelve-months range for the effectuation of the forward split (as contrasted with approval of a specified time of the split) provides the Board with maximum flexibility to achieve the purposes of a stock split, and, therefore, is in the best interests of our shareholders. The actual timing for implementation of the forward split would be determined by our Board based upon its evaluation as to when and whether such action would be most advantageous to us and our shareholders.

The directors believe that the lower share price that might initially result from the forward stock split could help generate interest in the Company among investors and thereby assist us in raising future capital to fund our operations or make acquisitions. Shareholders should note that the effect of the forward split upon the market price for our common stock cannot be accurately predicted. In particular, if we elect to implement a forward stock split, there is no assurance that prices for shares of our common stock after a forward split will be up to one-hundred times lower than the price for shares of our common stock immediately prior to the forward split, depending on the ratio of the split. Furthermore, there can be no assurance that the market price of our common stock immediately after a forward split will be maintained for any period of time. Moreover, because some investors may view the forward split negatively, there can be no assurance that the forward split will not adversely impact the market price of our common stock or, alternatively, that the market price following the forward split will either exceed or remain in excess of the current market price.

The number of shares of our common stock issued and outstanding would be increased following the effective time of the forward split in accordance with the following formula: if our directors decide to implement a one hundred for one forward split, every one share of our common stock owned by a shareholder will automatically be changed into and become one hundred new shares of our common stock, with 100:1 being equal to the exchange ratio of the forward split, as determined by the directors in their discretion. Shareholders should recognize that if a forward split is effected, they will own a greater number of shares than they presently own (a number equal to the number of shares owned immediately prior to the effective time multiplied by the exchange ratio, as may be determined by our directors). The authorized number of shares of our common stock and the par value of our common stock under our articles of incorporation would remain the same following the effective time of the forward split. The number of shareholders of record would not be affected by the forward split.

Federal Income Tax Consequences

We will not recognize any gain or loss as a result of the forward split. The following description of the material federal income tax consequences of the forward split to our shareholders is based on the Internal Revenue Code, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices in effect on the date of this Information Statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the forward split. This discussion is for general information only and does not discuss the tax consequences that may apply to special classes of taxpayers (e.g., non-residents of the United States, broker/dealers or insurance companies). The state and local tax consequences of the forward split may vary significantly as to each shareholder, depending upon the jurisdiction in which such shareholder resides. You are urged to consult your own tax advisors to determine the particular consequences to you.

We believe that the likely federal income tax effects of the forward split will be that a shareholder who receives solely a reduced number of shares of our common stock will not recognize gain or loss. With respect to a forward split, such shareholder's basis in the reduced number of shares of our common stock will equal the shareholder's basis in his old shares of our common stock.

Effective Date

If the proposed forward split is approved by the shareholders and the directors elect to proceed with a forward split, the split would become effective as of 5:00 p.m. Nevada time on the date the split is approved by our directors which in any event shall not be later than 12 months from the date of the Written Consent. On such date, all shares of our common stock that were issued and outstanding immediately prior thereto will be, automatically and without any action on the part of the shareholders, converted into new shares of our common stock in accordance with the one-hundred for one exchange ratio or such other exchange ratio we determine.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires our directors and executive officers and persons who beneficially own more than 10% of our Class A Common Stock to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons and entities are also required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. We believe, based solely on our review of the copies of such forms and other written representations to us, that during the fiscal year ended December 31, 2005, the following persons did not comply with all applicable Section 16(a) filing requirements: Francis Mailhot did not file a Form 3 in connection with his appointment as director and officer of the Company; Frank Kramer and Deborah Salerno did not file a Form 4 in connection with their resignations as directors and officers of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of April 3, 2006, the number of shares of Common Stock beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 3,206,000 issued and outstanding shares of Common Stock. Unless otherwise indicated, the business address of each such person is c/o Park Hill Capital I Corp., Chief Executive Officer, 1 Place Ville-Marie, Suite 2821, Montreal, Qc, H3B 4R4.

Officers, Directors, 5% Shareholders	No. of Shares	Beneficial Ownership

Euro Catalysts Capital Markets Inc.*	1,756,000	54.7%

Warburg Capital Holding	320,000	10%

Les Services Financiers Francis Mailhot Inc.*	300,000	9.4%

KVZ Clips Corp.	224,000	7%

Francis Mailhot*	0	0%

All directors and executive officers as a group (1 person)*	2,076,000	64.1%

* Francis Mailhot is the principal shareholder and a director and officer of both Euro Catalysts Capital Markets Inc. and Les Services Financiers Francis Mailhot Inc.*

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None

INTEREST OF CERTAIN PERSONS IN OR IN
OPPOSITION TO MATTERS TO BE ACTED UPON

No director, executive officer, associate of any officer or director or executive officer, or any other person has any interest, direct or indirect, by security holdings or otherwise, in the Articles of Amendment which is not shared by all other stockholders.

OTHER MATTERS

The Board knows of no other matters other than those described in this Information Statement which have been approved or considered by the holders of a majority of the shares of the Company’s voting stock.

EXHIBITS

Annex I:  Amendment to Articles of Incorporation

IF YOU HAVE ANY QUESTIONS REGARDING THIS INFORMATION STATEMENT AND/OR THE ARTICLES OF AMENDMENT, PLEASE CONTACT:

Park Hill Capital I Corp.
1 Place Ville-Marie, Suite 2821
Montreal, Qc,
H3B 4R4
514-448-6710

By Order of the Board of Directors,

/s/ Francis Mailhot
Francis Mailhot
Director, President, and Chief Executive Officer
_______ __, 2006

ANNEX I

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Park Hill Capital I Corp.

2. The articles have been amended as follows (provide article numbers, if available):

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 54.7%

4. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

5. Officer Signature (required): ______________________

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State AM 78.385 Amend 2003
Revised on: 09/29/05

ATTACHMENT
TO
CERTIFICATE OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
PARK HILL CAPITAL I CORP.

(a)  The total number of shares of stock which the Corporation shall have authority to issue is Two Hundred Million (200,000,000) which shall consist of (i) One Hundred Million (100,000,000) shares of common stock, par value $0.001 per share (the "Common Stock"), and (ii) One Hundred Million (100,000,000) shares of preferred stock, par value $0.001 per share (the "Preferred Stock").

(b)  The Preferred Stock may be issued in one or more series, from time to time, with each such series to have such designation, relative rights, preferences or limitations, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation (the "Board"), subject to the limitations prescribed by law and in accordance with the provisions hereof, the Board being hereby expressly vested with authority to adopt any such resolution or resolutions. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination or fixing of the following:

(i)    The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board increasing such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board;

(ii)    The dividend rate of such series, the conditions and time upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of Stock or series thereof, or any other series of the same class, and whether such dividends shall be cumulative or non-cumulative;

(iii)    The conditions upon which the shares of such series shall be subject to redemption by the Corporation and the times, prices and other terms and provisions upon which the shares of the series may be redeemed;

(iv)    Whether or not the shares of the series shall be subject to the operation of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

(v)    Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes, with or without par value, or of any other series of the same class, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

(vi)    Whether or not the shares of the series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(vii)    The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or upon the distribution of assets of the Corporation; and

(viii)    Any other powers, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series, as the Board may deem advisable and as shall not be inconsistent with the provisions of this Articles of Incorporation.

(c)   The holders of shares of the Preferred Stock of each series shall be entitled to receive, when and as declared by the Board, out of funds legally available for the payment of dividends, dividends (if any) at the rates fixed by the Board for such series before any cash dividends shall be declared and paid or set apart for payment, on the Common Stock with respect to the same dividend period.

(d)   The holders of shares of the Preferred Stock of each series shall be entitled, upon liquidation or dissolution or upon the distribution of the assets of the Corporation, to such preferences as provided in the resolution or resolutions creating such series of Preferred Stock, and no more, before any distribution of the assets of the Corporation shall be made to the holders of shares of the Common Stock. Whenever the holders of shares of the Preferred Stock shall have been paid the full amounts to which they shall be entitled, the holders of shares of the Common Stock shall be entitled to share ratably in all remaining assets of the Corporation.